Exhibit 99.1

For more information: Mike Campbell, 816-842-8181 investorrelations@inergyservices.com

Inergy Announces Quarterly Distribution Declarations

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Earnings to be Released August 9, 2005

Kansas City, MO (July 27, 2005) -- The Inergy companies, Inergy, L.P. (Nasdaq:NRGY) and Inergy Holdings, L.P. (Nasdaq:NRGP), today announce the following quarterly distribution declarations.

Inergy, L.P.

The Board of Directors of Inergy GP, LLC, the managing general partner of Inergy, L.P., today announced an increase in the company's quarterly cash distribution to $0.51 per limited partner unit ($2.04 annually) for the quarter ended June 30, 2005. This represents a 2.0% increase over the prior quarter and a 22.9% increase over the distribution for the same quarter of the prior year. The distribution will be paid on August 12, 2005, to unitholders of record as of August 5, 2005. The Inergy, L.P. common unit ex-dividend date will be August 3, 2005.

In addition to announcing the quarterly distribution increase, Inergy, L.P. also announced that 1,656,684 senior subordinated units will convert on a one-for-one basis to common units on August 12, 2005. The conversion of senior subordinated units does not impact the amount of cash distributions paid or the total number of limited partnership units outstanding.

Inergy Holdings, L.P.

The Board of Directors of Inergy Holdings GP, LLC, the general partner of Inergy Holdings, L.P. today announced its initial quarterly cash distribution of $0.225 per limited partner unit ($0.90 annually) for the quarter ended June 30, 2005. The distribution will be prorated for the portion of the third fiscal quarter Inergy Holdings, L.P. was a public company and is expected to be paid on or about November 18, 2005, to unitholders of record on or about November 7, 2005.

"Inergy continues to have a very productive year," said John Sherman, Inergy's President and CEO. "This summer we have completed the integration of the Star Gas Propane acquisition, executed the IPO of Inergy Holdings, L.P. and announced an agreement to acquire the Stagecoach natural gas storage facility located northwest of New York City. We are very pleased to continue to deliver on the company's growth objectives on behalf of both sets of our unitholders."

Inergy plans to release earnings for both companies on August 9, 2005, and will host a live conference call and internet web-cast to discuss results of operations for the third fiscal quarter and its business outlook on August 9, 2005, at 3:30 p.m. Central Time. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy LP. The live internet web-cast and the replay can be accessed on Inergy's website, www.InergyPropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 8213137.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, the company serves over 600,000 retail customers from approximately 280 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.'s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that we will continue to deliver on growth objectives and that the prorated portion of the third fiscal quarter distribution of Inergy Holdings, L.P. will be paid on November 18, 2005. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, our ability to successfully close the announced Stagecoach acquisition and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy's annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company's Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy's Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com